UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2023

iStar Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 39th Floor New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	STAR	NYSE
8.00% Series D Cumulative Redeemable Preferred Stock, $0.001 par value	STAR-PD	New York Stock Exchange
7.65% Series G Cumulative Redeemable Preferred Stock, $0.001 par value	STAR-PG	New York Stock Exchange
7.50% Series I Cumulative Redeemable Preferred Stock, $0.001 par value	STAR-PI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure

iStar Inc. ("iStar") is providing an update on recent legacy real estate asset monetization activities since its most recent earnings call on February 22, 2023. Since February 22, 2023:

•	iStar has received an aggregate of approximately $40.0 million in proceeds from completed monetization transactions;

•	iStar has two pending monetization transactions that it anticipates will generate an aggregate of approximately $67.0 million in proceeds by March 31, 2023, including a transaction under binding contract with an institutional investor and an expected near-term loan repayment; and

•	iStar expects to realize approximately $22.0 million in aggregate net gains relative to carrying values as of December 31, 2022 from the completed and pending monetization transactions described above; and has realized approximately $20.0 million in aggregate net gains relative to carrying values as of August 10, 2022 in respect of all asset monetization transactions that have occurred since the August 10, 2022 signing of the merger agreement with Safehold Inc. ("Safehold") and the pending transaction described above.

iStar is currently targeting closing the previously-announced merger with Safehold, spin-off and related transactions on or about March 31, 2023. iStar currently expects that, assuming the transactions close on or about March 31, 2023, the proceeds from the recent and pending monetization activities described above, together with available cash and the ability to draw on the secured term loan described in Item 8.01, would be sufficient to enable iStar to satisfy its obligations under the merger agreement to repay its preferred stock and senior unsecured notes in full. If the closing date is delayed, additional monetization proceeds may be needed. iStar cautions readers of this Report that the closings of the merger, spin-off and related transactions remain subject to a number of conditions, including the approvals of the stockholders of iStar and the stockholders of Safehold, Star Holdings' Form 10 registration statement being declared effective by the Securities and Exchange Commission and other conditions described in the Joint Proxy Statement/Prospectus filed by iStar and Safehold with respect to the merger and the Form 10 registration statement filed by Star Holdings. Additionally, closing of the pending monetization transactions are subject to customary conditions. There can be no assurance that the merger, spin-off and related transactions or the pending monetization transactions will close on or about March 31, 2023 or at all.

Item 8.01	Other Events

Secured Term Loan Upsize

In connection with the planned merger of iStar and Safehold pursuant to the Agreement and Plan of Merger, dated as of August 10, 2022, between iStar and Safehold, the companies have agreed to increase the principal amount of the previously-disclosed secured term loan that will be provided by the combined company to Star Holdings from $100.0 million to up to $115.0 million, to the extent needed to consummate the merger and related transactions. Star Holdings will pay a $550,000 commitment fee to the combined company on the closing date in consideration of the increased commitment. Star Holdings is the entity that has been formed to hold iStar's legacy assets and that will be spun-off by iStar to its stockholders prior to the closing of the merger. iStar expects to contribute a greater amount of legacy assets to Star Holdings in the spin-off than originally anticipated, and these assets will serve as additional collateral for the term loan.

Notices of Conditional Redemption of Senior Notes

On February 24, 2023, iStar delivered notices of conditional redemption to the trustee under the indentures governing each of iStar's 4.75% Senior Notes due 2024 (the “2024 Notes”), 4.250% Senior Notes due 2025 (the “2025 Notes”) and 5.500% Senior Notes due 2026 (the “2026 Notes,” and together with the 2024 Notes and the 2025 Notes, the "Senior Notes") to be delivered to holders of the Senior Notes on March 1, 2023. The redemption notices call for the redemption of all Senior Notes outstanding on the redemption date of March 31, 2023 at the requisite redemption prices set forth in the applicable indenture governing each series of Senior Notes. The redemption price of the 2024 Notes is equal to 100% of the principal amount thereof plus the applicable make-whole premium as of, and accrued but unpaid interest to, the redemption date. The redemption price of the 2025 Notes is equal to 100% of the principal amount thereof plus the applicable make-whole premium as of, and accrued but unpaid interest to, the redemption date. The redemption price of the 2026 Notes is equal to 102.75% of the principal amount thereof plus accrued but unpaid interest to the redemption date. The redemptions of the Senior Notes are expressly conditioned on the consummation of the planned merger of iStar and Safehold (the "Merger Condition"). The redemption date may be delayed, in iStar's sole discretion, until such time as the Merger Condition is satisfied. There can be no assurance that the Merger Condition will be satisfied and that the Senior Notes will be redeemed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iStar Inc.

By:	/s/ Brett Asnas
	Name:	Brett Asnas
	Title:	Chief Financial Officer

Date: March 2, 2023